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Exhibit 12.1

Statement of Computation of Ratios

        Ratio of earnings to fixed charges is computed by dividing earnings as defined by fixed charges. Fixed charges consist of interest charges, (both expensed and capitalized), amortization of debt issuance costs and the portion of rental expense representative of the interest factor. The computation is as follows:

	Fiscal years ended October 31,
	2001	2002	2003	2004	2005
	(dollars in thousands, except ratio amounts)
Earnings:
Income from continuing operations before taxes	$25,575	$53,276	$43,646	$57,428	$177,233
Add: fixed charges (from below)	15,956	13,787	3,578	7,297	10,972

	$41,531	$67,063	$47,224	$64,725	$188,205

Fixed Charges:
Interest expense	$16,555	$14,812	$2,517	$5,551	$8,736
Debt issuance amortization	367	121	312	535	674
Capitalized interest	(1,666)	(1,879)	—	—	—
1/3 of rental expense	700	733	749	1,211	1,562

	$15,956	$13,787	$3,578	$7,297	$10,972

Ratio of earnings to fixed charges	2.6x	4.9x	13.2x	8.9x	17.2x

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  Exhibit 12.1
Statement of Computation of Ratios